Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 20, 2013

State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA 02116
Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

Reference is made to the Administration Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Administrator”) dated as of August 31, 2001, as amended (the “Agreement”).  Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment fund (the “Additional Investment Fund”), namely the Henderson Unconstrained Bond Fund.

In accordance with Section 1 of the Agreement, we request that you act as Administrator with respect to the Additional Investment Fund.

Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds

By:	/s/ Christopher K. Yarbrough
Name:	Christopher K. Yarbrough
Title:	Secretary

Accepted:

State Street Bank and Trust Company

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President